FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2006 FINANCIAL RESULTS

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     Full Year and Fourth Quarter Sales up 13% and 19%, Respectively
Full Year and Fourth Quarter Net Earnings increased 7% and 6%, Respectively
Eleventh Consecutive Year of Revenue Growth
Net Cash Provided by Operating Activities increased 37%

ROSELAND, NJ – February 8, 2007 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the full year and quarter ended December 31, 2006. The highlights are as follows:

Fourth Quarter 2006 Operating Highlights

•	Net sales for the fourth quarter of 2006 increased 19% to $378.2 million from $317.9 million in the fourth quarter of 2005.

•	Operating income in the fourth quarter of 2006 increased 2% to $45.7 million from $44.9 million in the fourth quarter of 2005. Operating income was negatively impacted in the fourth quarter of 2006 by costs of $6.5 million related to an adverse legal judgment received this afternoon, costs of $1.6 million associated with the adoption of FAS 123R, and higher pension expense of $0.6 million from the Curtiss-Wright pension plans as compared to the prior year period

•	Net earnings for the fourth quarter of 2006 increased 6% to $26.8 million, or $0.60 per diluted share, from $25.3 million, or $0.58 per diluted share, in the fourth quarter of 2005 (adjusted for 2-for-1 stock split in April 2006). Net earnings for the fourth quarter of 2006 were favorably impacted by a lower effective tax rate resulting from a nonrecurring tax benefit of $1.5 million.

•	New orders received in the fourth quarter of 2006 were $356.7 million, down 4% compared to the fourth quarter of 2005.

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Full Year 2006 Operating Highlights

•	Net sales for 2006 increased 13% to $1,282.2 million from $1,130.9 million in 2005.

•	Operating income in 2006 increased 2% to $140.6 million from $138.0 million in 2005. Operating income was negatively impacted in 2006 by costs of $6.5 million related to an adverse legal judgment received this afternoon, costs of $4.9 million associated with the adoption of FAS 123R, and higher pension expense of $4.2 million from the Curtiss-Wright pension plans as compared to the prior year period. Operating income in 2005 included a one-time gain of $2.8 million related to the sale of non-operating property.

•	Net earnings in 2006 increased 7% to $80.6 million, or $1.82 per diluted share, from $75.3 million, or $1.72 per diluted share, in 2005 (adjusted for 2-for-1 stock split in April 2006). Net earnings in 2006 were favorably impacted by a lower effective tax rate resulting from $5.1 million of nonrecurring tax benefits.

•	Net cash provided by operating activities was $143.9 million, up 37% compared to 2005.

•	New orders received in 2006 were $1,333.0 million, up 6% compared to 2005. Backlog increased 9% to $875.5 million at December 31, 2006 from $805.6 million at December 31, 2005.

“We are pleased to report our eleventh year of revenue growth along with increased operating income, net earnings, and cash flow in 2006,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “We achieved strong organic segment operating income growth, led by our Metal Treatment segment at 21%, followed by the Flow Control and Motion Control segments, which grew organically 14% and 11%, respectively, in 2006. Our commercial markets had another robust year with 14% organic sales growth, driven primarily by the oil and gas market at 34% and commercial aerospace at 19%. Our 2006 results were achieved despite absorbing the adverse legal judgment, business integration costs, increased material costs, and unfavorable foreign currency translation. We have also entered into a number of military and commercial development contracts and have recently introduced many new products that have negatively impacted margins; however, these investments should provide significant future opportunities and improved profitability. Our strong backlog is a clear indication of the success of our products and strategy and provides us with good momentum heading into 2007.”

Sales

Sales growth in the fourth quarter and full year was driven by organic growth across most of our base businesses and contributions from our 2006 acquisitions. Organic sales growth was 16% and 11% in the fourth quarter and full year ended December 31, 2006, respectively, compared to the prior year periods. Organic sales growth in the fourth quarter 2006 was due to the strength of all three of our operating segments, with Flow Control at 24%, Motion Control at 11%, and Metal Treatment at 8%, as compared to the prior year period. Our 2006 acquisitions contributed $9.9 million and $27.6 million in incremental sales for the fourth quarter and full year 2006, respectively, over the comparable periods in 2005.

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Organic sales growth resulted from higher sales to the oil and gas and commercial power markets from our Flow Control segment, higher commercial aerospace and ground defense revenues from our Motion Control segment, and higher sales of European shot peening and heat treating services to the commercial aerospace and general industrial markets from our Metal Treatment segment. In addition, foreign currency translation positively impacted fourth quarter and full year 2006 sales by $4.8 million and $5.0 million, respectively, as compared to the prior year periods.

Operating Income

Operating income in 2006 increased 2% for both the fourth quarter and full year over the comparable 2005 periods. In the fourth quarter of 2006, we established a reserve in the amount of $6.5 million to reflect potential liabilities arising from a jury verdict returned this afternoon against us in a lawsuit filed by a former employee. We will be appealing the verdict.

The operating income improvement was achieved by strong operating income from our business segments, which increased $9.5 million and $18.7 million for the fourth quarter and full year 2006, respectively, over the prior year periods. The increases resulted from higher sales volume and cost control initiatives. Overall organic operating income growth, which includes nonsegment expenses, was 3% for both the fourth quarter and full year 2006, compared to the prior year periods. We achieved strong fourth quarter organic operating segment performance, driven by our Flow Control and Metal Treatment segments, which contributed 38% and 18% organic growth, respectively, while the Motion Control segment grew 8% organically as compared to the prior year period.

On a consolidated basis, our operating margin was 12.1% in the fourth quarter of 2006 versus 14.1% in the prior year period. Operating margins improved at our Metal Treatment and Flow Control segments, which increased 90 basis points and 60 basis points, respectively, compared to the prior year period. These improvements were offset by lower margins at our Motion Control segment during the fourth quarter, mainly due to a less favorable sales mix. Our full year consolidated operating margin was 11.0% in 2006, down 120 basis points from the prior year. Operating margins were negatively impacted in 2006 by the above mentioned legal judgment, $4.9 million of costs associated with the adoption of FAS 123R, and higher pension expense of $4.2 million from the Curtiss-Wright pension plans. In addition, 2005 margins benefited from a $2.8 million gain on the sale of non-operating property. Without the impact of these items, our operating margin increased 20 basis points in 2006 to 12.2% as compared to 12.0% in 2005. In addition, foreign currency translation minimally impacted operating income in the fourth quarter 2006; however, it adversely impacted full year operating income by $2.0 million, as compared to the prior year period.

Net Earnings

Net earnings increased 6% and 7% for the fourth quarter and full year 2006, respectively, over 2005. The improvement was achieved by strong operating income from our business segments, partially offset by the adverse impact of the items listed above in operating income. Net earnings for 2006 included nonrecurring tax benefits totaling $5.1 million. The tax benefits included $2.0 million primarily related to higher than expected research and development credits for 2005, an

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adjustment to our deferred tax accounts of $1.6 million based on new Canadian tax legislation which was enacted in late June 2006, and a tax benefit of $1.5 million for the release of a reserve associated with the sale of a former facility. These tax benefits were partially offset by higher interest expense due mainly to higher interest rates, partially reduced by lower average outstanding debt levels.

Cash Flow

Net cash provided by operating activities for the full year 2006 was $143.9 million, an increase of 37% from $105.2 million in 2005. Our 2006 Free Cash Flow, defined as cash flow from operations less capital expenditures, was very strong at $103.7 million, a 65% increase from $62.7 million in 2005. All three operating segments experienced strong results. Overall cash conversion, defined as Free Cash Flow divided by net earnings, reached 129% in 2006 as compared to 83% in 2005. The strong cash flow resulted from higher cash collections, reduced inventories due to higher fourth quarter sales, as well as higher payables and advance payments.

Segment Performance

Flow Control – Sales for the fourth quarter of 2006 were $167.8 million, up 28% over the comparable period last year due to solid organic growth of 24% and the contribution from the 2006 acquisitions of Enpro Systems and Swantech. The improvement in sales from our base businesses was due to higher sales to the oil and gas market, led by continued strong demand for our coker valve products, as well as higher sales to the commercial power market due mainly to the timing of refurbishment cycles and plant outages, and new product launches. Sales of this segment were favorably affected by foreign currency translation of $0.3 million in the fourth quarter of 2006, compared to the prior year period.

Operating income for this segment increased 34% in the fourth quarter of 2006 compared to the prior year period. The operating margins were up 60 basis points in the fourth quarter of 2006 as compared to the prior year period. The benefit of the higher sales volume was partially offset by less favorable commercial power sales mix, learning curve inefficiencies on new product development, and higher material costs. Operating income for this segment was favorably affected by foreign currency translation of $0.1 million in the fourth quarter of 2006, compared to the prior year period.

Motion Control – Sales for the fourth quarter of 2006 of $153.0 million increased 11%, all organic, over the comparable period last year. This growth was primarily due to increased sales of OEM and spares products to the commercial aerospace market, and higher sales of embedded computing products to the ground defense market. This growth was partially offset by lower sales to the defense aerospace markets. Sales of this segment were favorably affected by foreign currency translation of $2.8 million in the fourth quarter of 2006 as compared to the prior year period.

Operating income for this segment increased 8% in the fourth quarter of 2006 compared to the prior year period. The operating margins were down 40 basis points in the fourth quarter of 2006 as compared to the prior year period. The operating income increase was primarily driven by

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higher sales volume, cost reduction efforts, and increased efficiencies as a result of our business integration initiatives. The margin erosion resulted from increased development work, higher production start-ups costs, and cost overruns on certain military contracts. Operating income of this segment was minimally affected by foreign currency translation in the fourth quarter of 2006, compared to the prior year period.

Metal Treatment – Sales for the fourth quarter of 2006 of $57.4 million were 15% higher than the comparable period last year. The improvement was mainly due to organic sales growth of 8% and the contribution from our 2006 acquisition of Allegheny Coatings. The organic sales growth was driven by higher global shot peening revenues in the commercial aerospace market and strong demand in the heat treating business from the general industrial market. Sales of this segment were favorably affected by foreign currency translation of $1.7 million in the fourth quarter of 2006 as compared to the prior year period.

Operating income increased 21% for the fourth quarter of 2006 as compared to the prior year period. The operating margins were up 90 basis points in the fourth quarter of 2006 as compared to the prior year period, mainly as a result of the improved gross margins from the higher sales volume. Operating income of this segment was favorably affected by foreign currency translation of $0.5 million in the fourth quarter of 2006 compared to the prior year period.

2007 Management Guidance

For the full year 2007, management expects to achieve total revenues to be in the range of $1.37 billion and $1.40 billion. We anticipate operating income in the range of $166 million to $173 million, including $6 million of Curtiss-Wright pension plan expense, and fully diluted earnings per share (EPS) to be in the range of $2.00 and $2.10. Our EPS guidance assumes an average of 45.5 million shares outstanding. In addition, we are expecting free cash flow, defined as cash flow from operations less capital expenditures, to be between $70 million and $75 million in 2007. The 2007 guidance does not include any potential impact resulting from the recently announced selection of the AP-1000 design to be used in power plants by China.

Mr. Benante concluded, “In 2006, we continued to demonstrate our ability to generate long-term shareholder value by growing our sales, earnings, and cash flow. Our strong performance demonstrates our ability to execute our growth strategy while continuing to achieve our financial targets. Our successful growth is the result of our diversification and ability to deliver the high performance, technologically advanced products for which Curtiss-Wright is world renowned. Our diversification strategy, the successful integration of our acquisitions, and our continued emphasis on providing advanced new products and technologies should continue to generate growth opportunities in each of our three business segments in 2007 and beyond.”

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The Company will host a conference call to discuss the 2006 results at 10:00 EST Friday, February 9, 2007. A live webcast of the call can be heard on the internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Change		Twelve Months Change
	2006	2005	2006	2005	$	%	$	%

Net sales	$378,167	$317,893	$1,282,155	$1,130,928	$60,274	18.96%	$151,227	13.37%
Cost of sales	250,720	206,964	851,076	740,416	43,756	21.14%	110,660	14.95%

Gross profit	127,447	110,929	431,079	390,512	16,518	14.89%	40,567	10.39%

Research & development expenses	10,310	9,369	38,841	39,681	941	10.04%	(840)	-2.12%
Selling expenses	19,543	18,054	76,547	69,687	1,489	8.25%	6,860	9.84%
General and administrative expenses	51,014	38,467	173,734	144,982	12,547	32.62%	28,752	19.83%
Environmental remediation and administrative expenses, net	481	(26)	843	818	507	-1950.00%	25	3.06%
(Gain) Loss on sale of real estate and fixed assets	418	189	486	(2,638)	229	121.16%	3,124	118.42%

Operating income	45,681	44,876	140,628	137,982	805	1.79%	2,646	1.92%

Other (expenses) income, net	(407)	720	(112)	299	(1,127)	-156.53%	(411)	-137.46%
Interest expense	(5,791)	(5,990)	(22,894)	(19,983)	199	-3.32%	(2,911)	14.57%

Earnings before income taxes	39,483	39,606	117,622	118,298	(123)	-0.31%	(676)	-0.57%
Provision for income taxes	12,640	14,302	37,053	43,018	(1,662)	-11.62%	(5,965)	-13.87%

Net earnings	$26,843	$25,304	$80,569	$75,280	$1,539	6.08%	$5,289	7.03%

Basic earnings per share	$0.61	$0.58	$1.84	$1.74

Diluted earnings per share	$0.60	$0.58	$1.82	$1.72

Dividends per share	$0.06	$0.06	$0.24	$0.20

Weighted average shares outstanding:
Basic	43,972	43,480	43,826	43,270
Diluted	44,575	43,992	44,334	43,828

Certain prior year information has been reclassified to conform to current presentation.
Shares and per share amounts have been adjusted on a pro forma basis for the April 21, 2006 2-for-1 stock split.

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

			Change
	December 31, 2006	December 31, 2005	$	%

Assets
Current Assets:
Cash and cash equivalents	$124,517	$59,021	$65,496	111.0%
Receivables, net	284,774	244,689	40,085	16.4%
Inventories, net	161,528	146,297	15,231	10.4%
Deferred income taxes	32,485	28,844	3,641	12.6%
Other current assets	19,341	11,615	7,726	66.5%

Total current assets	622,645	490,466	132,179	26.9%

Property, plant, and equipment, net	296,652	274,821	21,831	7.9%
Prepaid pension costs	92,262	76,002	16,260	21.4%
Goodwill, net	411,101	388,158	22,943	5.9%
Other intangible assets, net	158,080	158,267	(187)	-0.1%
Other assets	11,416	12,571	(1,155)	-9.2%

Total Assets	$1,592,156	$1,400,285	$191,871	13.7%

Liabilities
Current Liabilities:
Short-term debt	$5,874	$885	$4,989	563.7%
Accounts payable	96,023	80,460	15,563	19.3%
Accrued expenses	81,532	74,252	7,280	9.8%
Income taxes payable	23,003	22,855	148	0.6%
Deferred revenue	57,305	21,634	35,671	164.9%
Other current liabilities	28,388	21,417	6,971	32.5%

Total current liabilities	292,125	221,503	70,622	31.9%
Long-term debt	359,000	364,017	(5,017)	-1.4%
Deferred income taxes	57,055	53,570	3,485	6.5%
Accrued pension & other postretirement benefit costs	71,006	74,999	(3,993)	-5.3%
Long-term portion of environmental reserves	21,220	22,645	(1,425)	-6.3%
Other liabilities	29,676	25,331	4,345	17.2%

Total Liabilities	830,082	762,065	68,017	8.9%

Stockholders' Equity
Common stock, $1 par value	47,533	25,493	22,040	86.5%
Additional paid in capital	69,887	59,794	10,093	16.9%
Retained earnings	716,030	667,892	48,138	7.2%
Accumulated other comprehensive income	55,806	20,655	35,151	170.2%

	889,256	773,834	115,422	14.9%
Less: cost of treasury stock	127,182	135,614	(8,432)	-6.2%

Total Stockholders' Equity	762,074	638,220	123,854	19.4%

Total Liabilities and Stockholders' Equity	$1,592,156	$1,400,285	$191,871	13.7%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended December 31			Twelve Months Ended December 31,
	2006	2005	% Change	2006	2005	% Change

Sales:
Flow Control	$167,844	$130,683	28.4%	$548,121	$466,546	17.5%
Motion Control	152,966	137,271	11.4%	509,462	465,451	9.5%
Metal Treatment	57,357	49,939	14.9%	224,572	198,931	12.9%

Total Sales	$378,167	$317,893	19.0%	$1,282,155	$1,130,928	13.4%

Operating Income:
Flow Control	$23,641	$17,604	34.3%	$60,542	$54,509	11.1%
Motion Control	21,806	20,154	8.2%	55,242	50,485	9.4%
Metal Treatment	10,755	8,923	20.5%	42,385	34,470	23.0%

Total Segments	56,202	46,681	20.4%	158,169	139,464	13.4%
Corporate & Other	(10,521)	(1,805)	482.9%	(17,541)	(1,482)	1083.6%

Total Operating Income	$45,681	$44,876	1.8%	$140,628	$137,982	1.9%

Operating Margins:
Flow Control	14.1%	13.5%		11.0%	11.7%
Motion Control	14.3%	14.7%		10.8%	10.8%
Metal Treatment	18.8%	17.9%		18.9%	17.3%
Total Curtiss-Wright	12.1%	14.1%		11.0%	12.2%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Twelve Months Ended December 31,
	2006	2005

Net Cash Provided by Operating	$143,871	$105,178
Activities
Capital Expenditures	(40,202)	(42,444)

Free Cash Flow (1)	$103,669	$62,734

Cash Conversion (1)	129%	83%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 6,300 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com